SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
March 25, 2007
Date of Report (Date of earliest event reported)
PSB Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-24601	23-293074

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID No.)
1835 Market Street
Philadelphia, PA 19103
(Address of principal executive offices, including zip code)
(215) 979-7900
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 25, 2007, PSB Bancorp, Inc. (the “Company”), the holding company for First Penn Bank, entered into an amendment to the merger agreement between the Company, Conestoga Bancorp, Inc. (“Conestoga”), Conestoga Bank and FP Acquisition Corp. Pursuant to the terms of the amendment and the purchase price adjustment provisions in the original merger agreement, at the closing of the merger, each share of common stock of the Company will be converted into the right to receive $16.72 in cash. The terms of the amendment are summarized in further detail below. The Company expects the transaction to close on April 2, 2007, subject to the Federal Reserve Bank of Philadelphia extending the expiration date of its prior approval of the transaction through that date.
     Also on March 25, 2007, the Company and First Penn Bank entered into an amended and restated Agreement and General Release with each of Vincent J. Fumo, Chairman of the Board of PSB, and Anthony DiSandro, President of PSB. Pursuant to these amended and restated agreements, Messrs. Fumo and DiSandro have agreed, among other things, to reduce the severance and other payments they would receive upon the closing of the merger between the Company and Conestoga. The terms of these amended and restated agreements are summarized in further detail below.
     The following descriptions of the amendments to the merger agreement and the agreements with Messrs. Fumo and DiSandro do not purport to be complete and are qualified in their entirety by reference to the full text of the amendment to the merger agreement and the amended and restated agreements with Messrs. Fumo and DiSandro, which are filed as Exhibits 2.1, 10.1 and 10.2.
Summary of the Amendment to the Merger Agreement
     On August 30, 2006, the Company entered into a definitive agreement with Conestoga (the “Merger Agreement”) pursuant to which each outstanding share of common stock of the Company would be converted into the right to receive $17.00 per share in cash. The price per share payable by Conestoga was subject to adjustment relating to the divestiture by the Company of certain construction loans, the maximum downward adjustment being $0.66 per share. Based on the purchase price adjustment provisions in the original agreement, the price per share would have been reduced to $16.72. All outstanding options to purchase stock of the Company would have converted at the closing of the merger into the right to receive a cash amount equal to $16.72 minus the exercise price of the option.
     Based on Conestoga’s ongoing due diligence after signing the Merger Agreement, Conestoga identified certain issues that it believed entitled it to a further reduction in the amount of consideration to be paid at closing. The Company disputed Conestoga’s assertions, and over the past two months the parties have attempted to address the issues raised by Conestoga. In order to resolve the issues raised by Conestoga, Vincent J. Fumo, the Chairman of the Company, and Anthony DiSandro, the President of the Company, agreed to a combined $7.0 million reduction in severance and other payments due to them at the closing. As a result of the accommodation made by Messrs. Fumo and DiSandro, Conestoga agreed to enter into the amendment to the Merger Agreement.
     Pursuant to the amendment to the Merger Agreement, the merger consideration per share of the Company’s common stock was fixed at $16.72, which as noted above, is equal to the price provided for in the original Merger Agreement after the application of the purchase price adjustment provisions contained in that agreement. The amendment also permits the Company to supplement the disclosure schedules it provided to Conestoga in connection with the execution of the original Merger Agreement so that the issues identified by Conestoga in its due diligence could not be argued to be breaches of the Company’s representations and warranties. The amendment also provides that as a condition to closing the merger, Conestoga will receive statements from certain professional service firms engaged by the Company in connection with the transaction. If the amounts due to those firms on such closing statements exceed a budgeted amount, Messrs. Fumo and DiSandro have agreed to further reductions in their severance payments. Conversely, if the amounts due to those firms are below the budgeted amount, Messrs. Fumo and DiSandro will be permitted to recapture a portion of the severance payments that they have agreed to forego.
Amended and Restated Agreements and General Releases
     The Amended and Restated Agreement and General Release entered into between Mr. Fumo and the Company (i) obligates the Company to pay Mr. Fumo $1.7 million in termination benefits at closing (instead of the previously agreed upon $4.8 million), (ii) contains a general release of claims by Mr. Fumo against the Company, and (iii) provides, as a condition of closing requested by Conestoga, that Mr. Fumo agree to be bound by an 18 month covenant not to compete with the Company and Conestoga in exchange for a payment of $953,000 (instead of the previously agreed upon 36 month covenant in exchange for a payment of $1.5 million).
     The Amended and Restated Agreement and General Release entered into between Mr. DiSandro and the Company (i) obligates the Company to pay Mr. DiSandro $1.7 million in termination benefits at closing (instead of the previously agreed upon $4.8 million), (ii) contains a general release of claims by Mr. DiSandro against the Company, and (iii) provides, as a condition of closing requested by Conestoga, that Mr. DiSandro agree to be bound by an 18 month covenant not to compete with the Company and Conestoga in exchange for a payment of $1.2 million (instead of the previously agreed upon 36 month covenant in exchange for a payment of $1.5 million).
     Messrs. Fumo and DiSandro remain obligated not to solicit customers or employees of the Company for a period of 36 months. In addition, as noted above, the $1.7 million of termination benefits payable to each of Messrs. Fumo and DiSandro at the closing is subject to adjustment up or down based on the amount of professional fees owed by the Company to certain identified firms relative to an agreed upon budget.
*          *          *

     This Current Report on Form 8-K contains “forward-looking statements” which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to beliefs, expectations and intentions of the Company. A number of factors may cause actual events to differ from those beliefs, expectations and intentions. In particular, completion of the transaction described in this report is subject to a number of conditions, including regulatory approval and the satisfaction of a number of other conditions enumerated in the merger agreement, and there can be no assurance that the transaction will be completed on the terms described above or at all. The Company undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of it.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
2.1	Second Amendment of Agreement and Plan of Merger dated March 25, 2007, by and among Conestoga Bancorp, Inc., Conestoga Bank, FP Acquisition Corp. and PSB Bancorp, Inc.

10.1	Amended and Restated Agreement and General Release dated March 25, 2007, by and among PSB Bancorp, Inc., First Penn Bank and Vincent J. Fumo

10.2	Amended and Restated Agreement and General Release dated March 25, 2007, by and among PSB Bancorp, Inc., First Penn Bank and Anthony DiSandro
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSB Bancorp, Inc.
By:	/s/ John Carrozza
John Carrozza,
Chief Financial Officer

Dated: March 26, 2007